Exhibit 99.1
PRESS RELEASE

Investor Relations Contact:
Ed McGregor, Director of Investor Relations
Sigma Designs, Inc.
Tel: (646) 259-2999
IR@sigmadesigns.com
For Immediate Release

Sigma Designs Amends Shareholder Rights Agreement

MILPITAS, CA., APRIL 10, 2012 — Sigma Designs, Inc. (NASDAQ: SIGM), a leading provider of connected media platforms, today announced that it has amended its Preferred Stock Rights Agreement.  The Rights Agreement was originally adopted in 2004 to provide Sigma and its shareholders with protection from efforts to obtain control of Sigma that may not be in the best interests of the Company and its shareholders.  The amendments to the Rights Agreement are intended to enhance the protection provided by the Rights Agreement.

Pursuant to the Rights Agreement, each share of Sigma’s Common Stock currently trades with one right to purchase one one-thousandth of a share of Sigma’s Series D Participating Preferred Stock.  In the event a person or entity acquires beneficial ownership in excess of a specified threshold, each right would entitle the holder (other than the triggering person or entity) to certain potential rights such as an opportunity to purchase shares of Common Stock at a discount.

The amendments to the Rights Agreement:  (i) decrease the beneficial ownership threshold for activating the rights from 15% to 10% (subject to certain exceptions set forth in the Rights Agreement); (ii) provide for activation of the rights immediately upon a person or entity exceeding the specified threshold (i.e., without any waiting period); (iii) provide for expiration of the rights no later than April 9, 2013 (although if the rights are activated on or before April 9, 2013, then April 30, 2014 becomes the expiration date); and (iv) include provisions in respect of certain derivative or synthetic arrangements having characteristics of a long position in the Company’s Common Stock in the definition of securities which any person or entity may be deemed to beneficially own.  In connection with the amendments to the Rights Agreement, Sigma’s Board of Directors also increased the authorized number of shares of Series D Participating Preferred Stock by 315,000, from 35,000 shares to 350,000 shares.

The Rights Agreement, as amended, is designed to protect Sigma shareholders from opportunistic accumulations of common stock by persons or groups whose investment objectives and intentions may not be in the interests of all stockholders.  Sigma’s Board of Directors believes that the Rights Agreement, as amended, will better enable shareholders to realize the full value of their investment in the event that an unsolicited attempt is made to acquire Sigma or effect a change of control transaction.  It is intended as a means to guard against abusive takeover tactics.  Although the Rights Agreement, as amended, would not prevent a takeover or change of control transaction, it should encourage anyone seeking to acquire Sigma to negotiate with the Company’s Board of Directors prior to attempting a takeover.  Additional details regarding the Rights Agreement, as amended, can be found in the Company’s filings with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the Rights Agreement, as amended.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of factors that may cause results to differ, see Sigma’s SEC reports, including its Annual Report on Form 10-K filed March 29, 2012 with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs, Inc. (NASDAQ: SIGM) is a world leader in connected media platforms. The company designs and builds the essential semiconductor technologies that serve as the foundation for the world’s leading IPTV set-top boxes, connected media players, residential gateways, home control systems and more. For more information about Sigma Designs, please visit www.sigmadesigns.com.

Sigma Designs and the Sigma Designs logo are either registered trademarks or trademarks of Sigma Designs, Inc. and its subsidiaries in the United States and other countries. All other trademarks mentioned herein are believed to be trademarks of their respective owners.

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